EXHIBIT 99.4

XEROX HOLDINGS CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

INTRODUCTION

(in millions, except where otherwise noted)

The following unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Statements”) of Xerox Holdings Corporation (Xerox) has been derived from the historical financial statements of Xerox, the historical financial statements of ITsavvy Acquisition Company (“ITSavvy”) and the historical financial statements of Lexmark International II, LLC (“Lexmark”) .

The unaudited pro forma condensed combined balance sheet of Xerox as of March 31, 2025 gives effect to the Lexmark Acquisition as if it occurred on March 31, 2025 and combines the unaudited condensed consolidated historical balance sheet of Xerox as of March 31, 2025 with the unaudited condensed consolidated historical balance sheet of Lexmark as of March 31, 2025.

The unaudited pro forma condensed combined statement of loss of Xerox for the three months ended March 31, 2025 gives effect to the Lexmark Acquisition as the acquisition had occurred on January 1, 2024 and combines the unaudited condensed consolidated statement of loss of Xerox for the three months ended March 31, 2025 and the unaudited condensed consolidated statement of earnings of Lexmark for the three months ended March 31, 2025.

The unaudited pro forma condensed combined statement of loss of Xerox for the year ended December 31, 2024 gives effect to the ITsavvy Acquisition and the Lexmark Acquisition (together, are referred to herein as the “Acquisitions”) as if each had occurred on January 1, 2024 and combines (a) the audited consolidated statement of loss of Xerox for the fiscal year ended December 31, 2024; (b) the unaudited results of ITsavvy, for the period from January 1, 2024 to November 19, 2024; and (c) the audited consolidated statement of earnings of Lexmark for the fiscal year ended December 31, 2024.

The Unaudited Pro Forma Financial Statements have been prepared by Xerox in accordance with Article 11 of Regulation S-X to reflect the Acquisitions, and are for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the Acquisitions occurred on the dates indicated, nor are they meant to be indicative of any future consolidated financial position or future results of operations that the combined company will experience. The pro forma adjustments are based on the preliminary assumptions and information available that management believes are reasonable under the circumstances. The historical financial statements of Xerox, ITsavvy and Lexmark have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that constitute accounting adjustments, which are necessary to account for the Acquisitions in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon the limited availability of information provided to Xerox management and certain assumptions that Xerox management believes are reasonable.

Given that the ITsavvy Acquisition occurred in 2024, the historical Xerox unaudited condensed consolidated balance sheet as of March 31, 2025, and the condensed consolidated statement of loss for the three months ended March 31, 2025 already reflect the effects of the ITsavvy Acquisition.

The purchase price allocation for the acquisition of Lexmark and ITSavvy are based on preliminary estimates of fair value on the basis of information available to us as of the date of this Form 8-K. The fair value estimates assumed herein may differ materially based upon the finalization of appraisals and other valuation analyses, which is expected no later than one year from the date of the Lexmark and ITSavvy acquisitions, and as a result may be materially different from the estimates used in preparing the Unaudited Pro Forma Financial Statements.

The unaudited pro forma condensed combined statement of loss does not reflect costs savings from potential operating efficiencies, or associated costs incurred to achieve such savings, and for synergies that are expected to result from the Acquisitions; nor does it include any costs associated with integration activities resulting from the Acquisitions to the extent they arise. However, such costs could affect Xerox following the closing of the Acquisitions in the period the costs are incurred.

1	Pro Forma Financial Statements

The Unaudited Pro Forma Financial Statements should be read in conjunction with the following:

•

the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation for the year ended December 31, 2024 and the historical audited consolidated financial statements and the accompanying notes of Xerox included in the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation for the year ended December 31, 2024 filed with the SEC on February 24, 2025;

•	the historical audited consolidated financial statements and the accompanying notes of Lexmark International II, LLC as of and for the fiscal years ended December 31, 2024 and 2023. See exhibit 99.2;

•	the unaudited interim financial statements of Lexmark International II, LLC as of and for the three months ended March 31, 2025 and the related notes. See Exhibit 99.3;

•

the unaudited interim financial statements of Xerox Holdings Corporation as of and for the three months ended March 31, 2025 and the related notes, included in Xerox’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 12, 2025; and

•

the unaudited condensed consolidated financial statements of ITsavvy Acquisition Company, Inc. as of and for the nine months ended September 30, 2024, included in Xerox’s Current Report on Form 8-K/A filed with the SEC on February 5, 2025 (initial Form 8-K filed with the SEC on November 20, 2024).

The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations, balance sheet data or financial information would have been if the Acquisitions had occurred as of the dates indicated or what such results will be for any future periods.

Description of the Acquisitions

ITsavvy Acquisition

On October 15, 2024, Xerox entered into a Securities Purchase Agreement (the “ITsavvy Purchase Agreement”) with ITsavvy Holdings, LLC (the “ITsavvy Seller”) and ITsavvy. The transaction contemplated by the ITsavvy Purchase Agreement was consummated on November 20, 2024 (the “ITsavvy Closing Date”) and is referred to herein as the “ITsavvy Acquisition”. The total consideration paid to the ITsavvy Seller was $405, which consisted of (i) cash payments of $195, (ii) a $110 secured promissory note issued by Xerox to the ITsavvy Seller at the ITsavvy Closing Date (the “2025 Note”), and (iii) another $110 secured promissory note issued by Xerox to the ITsavvy Seller at the ITsavvy Closing Date (the “2026 Note” and, together with the 2025 Note, the “ITsavvy Notes”), net of unamortized debt discount of $10 on the ITsavvy Notes. There are no material post-closing adjustments identified.

Lexmark Acquisition

On December 22, 2024, Xerox entered into an Equity Purchase Agreement (the “Lexmark Purchase Agreement”) with Ninestar Group Company Limited (the “Lexmark Seller”) and Lexmark. The Lexmark Purchase Agreement provided that Xerox Corporation would acquire Lexmark for $1.5 billion, inclusive of debt that was settled at closing, as well as assumed liabilities, subject to certain other customary pre- and post-closing adjustments and escrow arrangements. The transaction contemplated by the Lexmark Purchase Agreement was consummated on July 1, 2025 (the “Lexmark Closing Date”) and is referred to herein as the “Lexmark Acquisition”. The total estimated acquisition consideration paid to the Lexmark Seller was $868. Refer to the “Financing Transactions” section below for further details.

The Financing Transactions

The purchase price for the Lexmark Acquisition, including the repayment of a portion of Lexmark’s outstanding debt, which was repaid at the Lexmark Closing Date (together with accrued interest and any applicable expenses, fees or premiums) through a combination of the following (collectively referred to herein, together with the payment of fees and expenses in connection therewith, as the “Financing Transactions”):

•	the issuance of $500 aggregate principal amount of the senior secured second lien notes in second quarter 2025;

•	assumed borrowings totaling approximately $327 under a senior secured incremental term loan facility;

2	Pro Forma Financial Statements

•	debt financing in the form of $250 principal amount of senior unsecured notes issued by Xerox Holdings Corporation in the form of a private placement;

•	the issuance of a pre-funded warrant to purchase approximately 2.2 million shares of Xerox Holdings Corporation’s common stock with a fair value of approximately $11;

•	the issuance of $125 aggregate principal amount senior unsecured notes; and

•	existing liquidity, including cash on hand and closing cash of Lexmark.

Also in April 2025, in connection with the Acquisitions and the Financing Transactions, Xerox Corporation issued $400 Senior Secured First Lien Notes due 2030 and a portion of the proceeds from the issuance were used to early redeem approximately $90 of Xerox Holdings Corporation’s senior unsecured notes due 2025, as well as to repay approximately $95 aggregate principal amount of borrowings under Xerox Corporation’s first lien senior secured term loan credit facility (the TLB Facility) with a portion of the proceeds of the First Lien Notes, and to pay fees and expenses, including redemption premiums and accrued interest. We repaid approximately $70 on secured loans during the three months ended March 31, 2025.

The Acquisitions, the Financing Transactions and the 2025 Notes Refinancing, are collectively the “Transactions.”

Accounting for the Acquisitions

The Acquisitions are being accounted for by Xerox using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805 — Business Combinations (ASC 805). Xerox’s management has evaluated the guidance contained in ASC 805 and determined that Xerox is the acquirer for financial accounting purposes. Accordingly, total consideration to acquire ITsavvy and Lexmark has been allocated to acquired assets and liabilities assumed based upon their estimated fair values, and certain costs were expensed. The allocation of the acquisition consideration is estimated and is dependent upon estimates of certain valuations that are subject to change, particularly with respect to the Lexmark Acquisition. Any differences between the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be allocated to goodwill. The allocation of the aggregate Acquisition consideration and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and may be subject to measurement period adjustments or changes based on a final determination of fair value, particularly related to the Lexmark Acquisition. Refer to Note 1—Basis of Presentation for more information.

3	Pro Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	March 31, 2025
(in millions, except shares in thousands)	Xerox Historical(1)	Lexmark International II, LLC Reclassified Historical(2)	Intercompany Transactions (Note 5)	Lexmark Transaction Accounting Adjustments	Note 4	Financing (Note 6)	Note 6	Pro Forma Combined Company
Assets
Cash and cash equivalents	$336	$84	$—	$(495)	A	$527	A	$452
Accounts receivable, net	819	361	(64)	—		—		1,116
Billed portion of finance receivables, net	43	—	—	—		—		43
Finance receivables, net	583	19	—	—		—		602
Inventories	836	320	(18)	103	B	—		1,241
Other current assets	250	191	(1)	(484)	C	486	B, C	442

Total current assets	2,867	975	(83)	(876)		1,013		3,896
Finance receivables due after one year, net	1,013	38	—	—		—		1,051
Equipment on operating leases, net	248	49	—	—		—		297
Land, buildings and equipment, net	195	163	—	—		—		358
Intangible assets, net	228	418	—	383	D	—		1,029
Goodwill, net	1,954	1,097	—	(810)	E	—		2,241
Deferred tax assets	607	26	—	(8)	F	(2)	D	623
Other long-term assets	1,099	328	—	60	G	—		1,487

Total Assets	$8,211	$3,094	$(83)	$(1,251)		$1,011		$10,982

Liabilities and Equity
Short-term debt and current portion of long-term debt	$599	$146	$—	$(146)	H	$(90)	E	$509
Accounts payable	1,120	535	(64)	(5)	I	—		1,586
Accrued compensation and benefits costs	199	40	—	—		—		239
Accrued expenses and other current liabilities	721	383	(6)	—		(4)	B	1,094

Total current liabilities	2,639	1,104	(70)	(151)		(94)		3,428
Long-term debt	2,699	856	—	(529)	H	1,100	F	4,126
Pension and other benefit liabilities	1,077	129	—	—		—		1,206
Post-retirement medical benefits	152	—	—	—		—		152
Other long-term liabilities	363	366	—	115	F, G	—		844

Total Liabilities	6,930	2,455	(70)	(565)		1,006		9,756

Noncontrolling Interests	10	—	—	—		—		10

Convertible Preferred Stock	214	—	—	—		—		214

Common stock	126	—	—	—		—		126
Additional paid-in capital	1,141	1,362	—	(1,362)	J	9	G	1,150

4	Pro Forma Financial Statements

	March 31, 2025
(in millions, except shares in thousands)	Xerox Historical(1)	Lexmark International II, LLC Reclassified Historical(2)	Intercompany Transactions (Note 5)	Lexmark Transaction Accounting Adjustments	Note 4	Financing (Note 6)	Note 6	Pro Forma Combined Company
Retained earnings (accumulated deficit)	3,403	(659)	(13)	612	J, K	(4)	H	3,339
Accumulated other comprehensive loss	(3,617)	(64)	—	64	J	—		(3,617)

Xerox Holdings shareholders’ equity	1,053	639	(13)	(686)		5		998
Noncontrolling interests	4	—	—	—		—		4

Total Equity	1,057	639	(13)	(686)		5		1,002

Total Liabilities and Equity	$8,211	$3,094	$(83)	$(1,251)		$1,011		$10,982

Shares of Common Stock Issued and Outstanding	125,780	—				2,160	I	127,940

(1)

Derived from Xerox Holdings Corporation (Xerox) consolidated financial statements. Xerox Holdings Corporation’s primary direct operating subsidiary is Xerox Corporation and therefore Xerox Holdings Corporation reflects all of Xerox Corporation’s operations. All proforma adjustments contained herein apply to both Xerox Holdings Corporation and Xerox Corporation.

(2)

The financial information in this column has been derived from Lexmark International II, LLC’s (Lexmark) historical unaudited consolidated condensed financial statements for the three months ended March 31, 2025 with certain reclassification adjustments made by Xerox as described in further detail in Note 1 - Basis of Presentation in connection with the Acquisition. Refer to Note 2 - Reclassification Adjustments for additional information regarding certain reclassification adjustments that have been made to conform Lexmark’s historical financial statement presentation to Xerox’s historical financial statement presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The transaction accounting adjustments made in connection with the Acquisitions are explained in Note 4 - Pro Forma Adjustments and Note 5 - Intercompany Transactions and the transaction accounting adjustments made in connection with the Financing Transactions are explained in Note 6 - Financing Transactions.

5	Pro Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

	Three Months Ended March 31, 2025
(in millions, except shares in thousands and per share data)	Xerox Historical(1)	Lexmark International II, LLC Reclassified Historical(2)	Intercompany Transactions (Note 5)	Lexmark Transaction Accounting Adjustments	Note 4	Financing (Note 6)	Note 6	Pro Forma Combined Company
Revenues
Sales	$557	$438	$(49)	$—		$—		$946
Services, maintenance and rentals	900	73	(3)	—		—		970

Total Revenues	1,457	511	(52)	—		—		1,916

Costs and Expenses
Cost of sales	382	304	(49)	—	P	—		637
Cost of services, maintenance and rentals	649	53	(3)	—		—		699
Research, development and engineering expenses	42	31	—	—		—		73
Selling, administrative and general expenses	378	81	—	—		—		459
Restructuring and related costs	(1)	—	—	—		—		(1)
Amortization of intangible assets	10	8	—	15	S	—		33
Divestitures	(4)	—	—	—		—		(4)
Other expenses, net	68	21	—	(23)	T	26	J	92

Total Costs and Expenses	1,524	498	(52)	(8)		26		1,988

(Loss) Income Before Income Taxes	(67)	13	—	8		(26)		(72)
Income tax expense (benefit)	23	11	—	(1)	U	5	K	38

Net Loss	(90)	2	—	9		(31)		(110)
Less: Preferred Stock Dividends, net	(4)	—	—	—		—		(4)

Net Loss Attributable to Common Shareholders	$(94)	2	—	$9		$(31)		$(114)

Loss per Share from Continuing Operations
Basic Loss per Share	$(0.75)							$(0.89)
Diluted Loss per Share	$(0.75)							$(0.89)
Pro Forma Shares Outstanding
Basic	125,780	—				2,160	L	127,940
Diluted	125,780	—				2,160	L	127,940

(1)

Derived from Xerox Holdings Corporation (Xerox) consolidated financial statements. Xerox Holdings Corporation’s primary direct operating subsidiary is Xerox Corporation and therefore Xerox Holdings Corporation reflects all of Xerox Corporation’s operations. All proforma adjustments contained herein apply to both Xerox Holdings Corporation and Xerox Corporation.

(2)

The financial information in this column has been derived from Lexmark International II, LLC’s (Lexmark) historical unaudited consolidated condensed financial statements for the three months ended March 31, 2025 with certain reclassification adjustments made by Xerox as described in further detail in Note 1 - Basis of Presentation in connection with the Acquisitions. Refer to Note 2 - Reclassification Adjustments for additional information regarding certain reclassification adjustments that have been made to conform Lexmark’s historical financial statement presentation to Xerox’s historical financial statement presentation.

6	Pro Forma Financial Statements

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The transaction accounting adjustments made in connection with the Acquisitions are explained in Note 4 - Pro Forma Adjustments and Note 5 - Intercompany Transactions and the transaction accounting adjustments made in connection with the Financing Transactions are explained in Note 6 - Financing Transactions.

7	Pro Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

	Year Ended December 31, 2024
(in millions, except shares in thousands and per share data)	Xerox Historical(1)	ITsavvy Reclassified Historical (Note 2)	ITsavvy Transaction Accounting Adjustments (Note 4)	Note 4	Pro Forma Combined (Adjusted for ITsavvy Acquisition Transaction)	Lexmark International II, LLC Reclassified Historical(2)	Intercompany Transactions (Note 5)	Lexmark Transaction Accounting Adjustments (Note 4)	Note 4	Financing (Note 6)	Note 6	Pro Forma Combined Company
Revenues
Sales	$2,378	$333	$—		$2,711	$1,943	$(243)	$—		$—		$4,411
Services, maintenance and rentals	3,692	76	—		3,768	304	(14)	—		—		4,058
Financing	151	—	—		151	—	—	—		—		151

Total Revenues	6,221	409	—		6,630	2,247	(257)	—		—		8,620

Costs and Expenses
Cost of sales	1,562	281	—		1,843	1,347	(243)	103	P	—		3,050
Cost of services, maintenance and rentals	2,593	58	—		2,651	203	(14)	—		—		2,840
Cost of financing	106	—	—		106	—	—	—		—		106
Research, development and engineering expenses	191	—	—		191	126	—	—		—		317
Selling, administrative and general expenses	1,537	54	2	L	1,593	319	—	20	Q	—		1,932
Goodwill impairment	1,058	—	—		1,058	681	—	(681)	R	—		1,058
Restructuring and related costs	112	—	—		112	(6)	—	—		—		106
Intangible asset impairment	—	—	—		—	160	—	—		—		160
Amortization of intangible assets	73	6	6	M	85	31	—	60	S	—		176
Divestitures	47	—	—		47	—	—	—		—		47
Other expenses, net	158	8	5	N	171	86	—	(74)	T	208	J	391

Total Costs and Expenses	7,437	407	13		7,857	2,947	(257)	(572)		208		10,183

(Loss) Income Before Income Taxes	(1,216)	2	(13)		(1,227)	(700)	—	572		(208)		(1.563)
Income tax expense (benefit)	105	2	(2)	O	105	43	—	(14)	U	(4)	K	130

8	Pro Forma Financial Statements

	Year Ended December 31, 2024
(in millions, except shares in thousands and per share data)	Xerox Historical(1)	ITsavvy Reclassified Historical (Note 2)	ITsavvy Transaction Accounting Adjustments (Note 4)	Note 4	Pro Forma Combined (Adjusted for ITsavvy Acquisition Transaction)	Lexmark International II, LLC Reclassified Historical(2)	Intercompany Transactions (Note 5)	Lexmark Transaction Accounting Adjustments (Note 4)	Note 4	Financing (Note 6)	Note 6	Pro Forma Combined Company
Net Loss	(1,321)	—	(11)		(1,332)	(743)	—	586		(204)		(1,693)
Less: Preferred Stock Dividends, net	(14)	—	—		(14)	—	—	—		—		(14)

Net Loss Attributable to Common Shareholders	$(1,335)	$—	$(11)		(1,346)	(743)	—	$586		$(204)		$(1,707)

Loss per Share from Continuing Operations
Basic Loss per Share	$(10.75)				$(10.84)							$(13.51)
Diluted Loss per Share	$(10.75)				$(10.84)							$(13.51)
Pro Forma Shares Outstanding
Basic	124,210	—			124,210	—				2,160	L	126,370
Diluted	124,210	—			124,210	—				2,160	L	126,370

(1)

Derived from Xerox Holdings Corporation (Xerox) consolidated financial statements. Xerox Holdings Corporation’s primary direct operating subsidiary is Xerox Corporation and therefore Xerox Holdings Corporation reflects all of Xerox Corporation’s operations. All proforma adjustments contained herein apply to both Xerox Holdings Corporation and Xerox Corporation.

(2)

The financial information in this column has been derived from Lexmark International II, LLC’s (Lexmark) historical consolidated financial statements for the year ended December 31, 2024 with certain reclassification adjustments made by Xerox as described in further detail in Note 1 - Basis of Presentation in connection with the Acquisitions. Refer to Note 2 - Reclassification Adjustments for additional information regarding certain reclassification adjustments that have been made to conform Lexmark’s historical financial statement presentation to Xerox’s historical financial statement presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The transaction accounting adjustments made in connection with the Acquisitions are explained in Note 4 - Pro Forma Adjustments and Note 5 - Intercompany Transactions and the transaction accounting adjustments made in connection with the Financing Transactions are explained in Note 6 - Financing Transactions.

9	Pro Forma Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

(in millions, except per share data, and where otherwise noted)

The preceding unaudited pro forma condensed combined financial information has been prepared by Xerox in accordance with Article 11 of Regulation S-X to reflect the Acquisitions. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of what Xerox’s condensed combined statements of loss or condensed combined balance sheet would have been had the Acquisitions been consummated as of the dates indicated or will be for any future periods. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Xerox following the closing dates of the Acquisitions. The unaudited pro forma condensed combined financial information reflects transaction accounting adjustments Xerox believes are necessary to present fairly Xerox’s unaudited pro forma condensed combined financial position and results of operations following the closing dates as of and for the periods indicated. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Acquisitions, nor does it reflect the costs to integrate the operations of Xerox, ITsavvy, and Lexmark or the costs necessary to achieve any cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations with Xerox as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Xerox, ITsavvy, and Lexmark. Under ASC 805, with certain exceptions, assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of Acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The allocation of the aggregate Acquisition consideration depends upon certain estimates and assumptions, all of which are preliminary, particularly with respect to the Lexmark Acquisition. The allocation of the aggregate Acquisition consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Acquisitions could differ materially from the preliminary allocation of aggregate Acquisition consideration.

The intercompany elimination, transaction, and financing accounting adjustments represent Xerox’s best estimates and are based upon currently available information and certain assumptions that Xerox believes are reasonable under the circumstances. In addition to pro forma adjustments, certain adjustments have been made to reflect the impacts of the Financing Transactions and the elimination of intercompany transactions. Xerox is not aware of any material transactions between Xerox and ITsavvy or between ITsavvy and Lexmark (prior to the announcement of the ITSavvy Closing Date during the periods presented). Accordingly, adjustments to eliminate transactions between these entities are not required in the unaudited pro forma condensed combined financial information. Management has made adjustments within the condensed combined financial information to eliminate transactions between Xerox and Lexmark during the periods presented.

Xerox is performing its preliminary review of Lexmark’s accounting policies. These reviews will determine if differences in accounting policies and account classifications require adjustments to the results of operations or to the statement of financial position to conform to Xerox’s accounting policies and classifications. Accordingly, we may identify differences between the accounting policies of these companies and those of Xerox, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

As discussed in Note 2 - Reclassification Adjustments, certain reclassification adjustments have been made to conform ITsavvy’s and Lexmark’s historical financial statement presentation to Xerox’s historical financial statement presentation. Also, as discussed in Note 5 - Intercompany Transactions and in Note 6 - Financing Transactions, certain adjustments have been made to the unaudited pro forma condensed combined financial statements to eliminate the impact of transactions between Xerox and Lexmark and to reflect the impacts of the Financing Transactions as if they had occurred on January 1, 2024.

10	Pro Forma Financial Statements

NOTE 2 - RECLASSIFICATION ADJUSTMENTS

During the preparation of this unaudited pro forma condensed combined financial information, Xerox management performed an analysis of ITsavvy’s financial information and a preliminary analysis of Lexmark’s financial information to identify differences in financial statement presentation as compared to the presentation of Xerox. With the information currently available, Xerox has made reclassification adjustments to conform ITsavvy’s and Lexmark’s historical financial statement presentation to Xerox’s historical financial statement presentation. Following the ITsavvy Acquisition, Xerox completed its review of the financial statement presentation of ITsavvy and it will complete its review of the Lexmark financial statement presentation within a reasonable period of time following the Lexmark Acquisition. The historical balance sheet of Xerox as of March 31, 2025 and the condensed consolidated statement of loss for the three month period then ended includes the balances of ITsavvy, and therefore no reclassification adjustments for ITsavvy are required.

Refer to the table below for a summary of reclassification adjustments made to present Lexmark’s balance sheet as of March 31, 2025 to conform with that of Xerox’s financial statement presentation:

	March 31, 2025
(in millions)	Lexmark Historical	Reclassifications	Note	Lexmark Reclassified
Accounts receivable, net	$347	$14	(a)	$361
Trade receivables, related party	14	(14)	(a)	—
Finance receivables, net	—	19	(b)	19
Prepaid expenses and other current assets	209	(209)	(c)	—
Prepaid expenses and other current assets, related party	1	(1)	(c)	—
Other current assets	—	191	(d)	191
Finance receivables due after one year, net	—	38	(e)	38
Equipment on operating leases, net	—	49	(f)	49
Land, buildings and equipment, net	212	(49)	(f)	163
Deferred tax assets	—	26	(g)	26
Right of use assets from operating leases, net	248	(248)	(h)	—
Other long-term assets	143	185	(i)	328
Non-current assets held for sale	1	(1)	(h)	—

Total Adjustments to Lexmark historical assets	$1,175	$—		$1,175

Short-term debt and current portion of long-term debt	$—	$146	(j)	$146
Accounts payable	513	22	(k)	535
Accounts payable, related party	22	(22)	(k)	—
Current portion of long-term debt	146	(146)	(l)	—
Accrued compensation and benefits cost	—	40	(m)	40
Current operating lease liabilities	23	(23)	(n)	—
Accrued liabilities	391	(391)	(o)	—
Accrued liabilities, related party	9	(9)	(p)	—
Accrued expenses and other current liabilities	—	383	(q)	383
Pension and other benefit liabilities	—	129	(r)	129
Long-term operating lease liabilities	217	(217)	(s)	—
Other long-term liabilities	278	88	(t)	366

Total Adjustments to Lexmark historical liabilities	$1,599	$—		$1,599

(a)	Reclassified $14 from Trade receivables, related party to Accounts receivable, net.
(b)	Reclassified $19 from Other current assets.
(c)	Reclassified ($209) and ($1) to Other current assets.
(d)	Reclassified ($19) to Finance receivables, net, and $209 from Prepaid expenses and other current assets, and $1 from Prepaid expenses and other current assets, related party.
(e)	Reclassified $38 from Other long-term assets.
(f)	Reclassified $49 from Land, buildings, and equipment, net, to Equipment on operating leases, net.
(g)	Reclassified $26 from Other long-term assets.
(h)	Reclassified ($248) to Other long-term assets, and ($1) to Other long-term assets.

11	Pro Forma Financial Statements

(i)

Reclassified $248 from Right of use assets from operating leases, net, and $1 from Non-current assets held for sale to Other long-term assets, and reclassified ($38) to Finance receivables due after one year, net, and ($26) to Deferred tax assets.

(j)	Reclassified $146 from Current portion of long-term debt.
(k)	Reclassified $22 from Accounts payable, related party.
(l)	Reclassified ($146) to Short-term and current portion of long-term debt.
(m)	Reclassified $40 from Accrued liabilities.
(n)	Reclassified ($23) to Accrued expenses and other current liabilities.
(o)	Reclassified ($40) to Accrued compensation and benefits cost and ($351) to Accrued expenses and other current liabilities.
(p)	Reclassified ($9) to Accrued expenses and other current liabilities.
(q)	Reclassified $23 from Current operating lease liabilities, $351 from Accrued liabilities, and $9 from Accrued liabilities, related party to Accrued expenses and other current liabilities.
(r)	Reclassified $129 from Other long-term liabilities.
(s)	Reclassified ($217) to Other long-term liabilities.
(t)	Reclassified $217 from Long-term operating lease liabilities to Other long-term liabilities, and reclassified ($129) to Pension and other benefit liabilities from Other long-term liabilities.

Refer to the table below for a summary of reclassification adjustments made to present Lexmark’s consolidated condensed statement of earnings for the three months ended March 31, 2025 to conform with that of Xerox’s financial statement presentation:

	For the three months ended March 31, 2025
(in millions)	Lexmark Historical	Reclassifications	Note	Lexmark Reclassified
Sales	$413	$25	(a)	$438
Product, related party	25	(25)	(a)	—
Cost of sales	284	20	(b)	304
Cost of revenue - Product, related party	20	(20)	(b)	—
Selling, general and administrative	89	(8)	(c)	81
Amortization of intangible assets	—	8	(c)	8
Interest expense	20	(20)	(d)	—
Interest (income)	(1)	1	(d)	—
Other expense (income), net	2	19	(d)	21

(a)	Reclassified ($25) from Product, related party to Sales.
(b)	Reclassified ($20) from Cost of revenue - Product, related party to Cost of sales.
(c)	Reclassified ($8) from Selling, general and administrative to Amortization of intangible assets.
(d)	Reclassified ($20) from Interest expense and $1 from Interest income to Other expense, net.

12	Pro Forma Financial Statements

Refer to the table below for a summary of reclassification adjustments made to present Lexmark’s consolidated statement of loss for the year ended December 31, 2024 to conform with that of Xerox’s financial statement presentation:

	For the year ended December 31, 2024
(in millions)	Lexmark Historical	Reclassifications	Note	Lexmark Reclassified
Sales	$1,879	$64	(a)	$1,943
Product, related party	64	(64)	(a)	—
Cost of sales	1,305	42	(b)	1,347
Cost of revenue - Product, related party	42	(42)	(b)	—
Selling, general and administrative	350	(31)	(c)	319
Amortization of intangible assets	—	31	(c)	31
Interest expense	85	(85)	(d)	—
Interest (income)	(7)	7	(d)	—
Other expense (income), net	8	78	(d)	86

(a)	Reclassified ($64) from Product, related party to Sales.
(b)	Reclassified ($42) from Cost of revenue - Product, related party to Cost of sales.
(c)	Reclassified ($31) from Selling, general and administrative to Amortization of intangible assets.
(d)	Reclassified ($85) from Interest expense and $7 from Interest income to Other expense, net.

Refer to the table below for a summary of reclassification adjustments made to present ITsavvy’s condensed consolidated statement of income for the period January 1, 2024 to September 30, 2024 and the condensed consolidated statement of loss from October 1, 2024 to November 19, 2024 to conform with that of Xerox’s financial statement presentation:

	Period Ended January 1, 2024 - September 30, 2024					Period Ended October 1, 2024 - November 19, 2024				Period Ended January 1, 2024 - November 19, 2024
(in millions)	ITsavvy Historical	Reclassifications	Notes		ITsavvy Reclassified Historical	ITsavvy Historical	Reclassifications	Notes	ITsavvy Reclassified Historical	ITsavvy Total Reclassified Historical
Sales	$351	$(61)	(a	)	$290	$58	$(15)	(aa)	$43	$333
Services, maintenance and rentals	—	61	(a	)	61	—	15	(aa)	15	76
Cost of sales	302	(58)	(b	)	244	50	(13)	(bb)	37	281
Cost of services, maintenance and rentals	—	47	(c	)	47	—	11	(cc)	11	58
Selling, administrative and general expenses	39	6	(d	)	45	9	—	(dd)	9	54
Amortization of intangible assets	—	5	(e	)	5	—	1	(ee)	1	6
Interest expense	6	(6)	(f	)	—	1	(1)	(ff)	—	—
Other expenses, net	—	6	(f	)	6	—	2	(gg)	2	8

(a)	Reclassified ($61) to Service, maintenance and rentals.
(b)	Reclassified ($47) to Cost of services, maintenance and rentals and ($11) to Selling, administrative and general expenses.
(c)	Reclassified $47 from Cost of sales.
(d)	Reclassified $11 from Cost of sales and ($5) to Amortization of intangible assets.
(e)	Reclassified $5 from Selling, administrative and general expenses.
(f)	Reclassified ($6) to Other expenses, net.
(aa)	Reclassified ($15) to Service, maintenance and rentals.

13	Pro Forma Financial Statements

(bb) Reclassified ($11) to Cost of services, maintenance and rentals, and ($2) to Selling, administrative and general expenses.

(cc) Reclassified $11 from Cost of sales.

(dd) Reclassified $2 from Cost of sales to Selling, administrative and general expenses, and ($1) from Selling, administrative and general expenses to Amortization of intangible assets and Other expense, net respectively.

(ee) Reclassified $1 from Selling, administrative and general

(ff) Reclassified ($1) to Other expenses, net.

(gg) Reclassified $1 from Selling, administrative and general expenses, and $1 from Interest expense to Other expenses, net.

14	Pro Forma Financial Statements

NOTE 3 - PURCHASE PRICE ALLOCATION

The following table provides an estimated preliminary pro forma purchase price allocation of Lexmark, which is subject to change upon a completed valuation of the assets acquired and liabilities assumed as of the closing date. The preliminary purchase price allocation assumes that the Lexmark Acquisition had been consummated on March 31, 2025, based on the unaudited consolidated condensed balance sheet of Lexmark as of March 31, 2025, with the excess allocated to goodwill. The preliminary purchase price of $1,500 has been adjusted for the following estimates as of March 31, 2025: cash of $84, reimbursement of estimated seller transaction costs of $12, effective settlement of pre-existing relationships of ($59), pension and retiree health liabilities of ($115), assumed debt of ($327), warranties of ($59), and certain contractual adjustments of ($168). Other adjustments, including those for net working capital, are not currently reflected in the balance sheet as of March 31, 2025 as they are based upon balances as of the Lexmark Closing Date. As the actual consideration that will be paid depends, in part, on certain account balances that will change between March 31, 2025 and the Lexmark Closing Date, the aggregate consideration will differ from that used herein. Refer to the table below for additional details:

	March 31, 2025
Estimated acquisition consideration(1)	$868

Assets to be acquired
Cash and cash equivalents	$84
Accounts receivable, net	300
Finance receivables, net	19
Inventories	423
Other current assets	190
Finance receivables due after one year, net	38
Equipment on operating leases, net	49
Land, buildings and equipment, net	163
Intangible assets, net	801
Deferred tax assets	16
Other long-term assets	388

Total estimated assets to be acquired	$2,471

Liabilities to be assumed
Accounts payable	$530
Accrued compensation and benefits costs	40
Accrued expenses and other current liabilities	383	(a)
Long-term debt	327
Pension and other benefit liabilities	129
Other long-term liabilities	481	(a)

Total estimated liabilities to be assumed	$1,890

Estimated net assets to be acquired	$581

Goodwill	$287	(b)

(1)	Estimated acquisition consideration includes Lexmark debt of $696 as of March 31, 2025, which was settled at closing as part of the total consideration.
(a)

Accrued expenses and other current liabilities includes $77 of deferred revenue, and Other long-term liabilities includes $92 of deferred revenue. The unaudited pro forma condensed combined financial information presented reflects the adoption of Accounting Standards Update (ASU) 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. Under this standard, deferred revenue acquired in a business combination is measured pursuant to ASC 606, Revenue from Contracts with Customers rather than its acquisition date fair value.

(b)

Goodwill is calculated as the difference between the consideration transferred and the preliminary estimate of the fair value assigned to the assets acquired and liabilities assumed. The fair value estimate for goodwill is preliminary. The final determination of fair value of goodwill is subject to change.

15	Pro Forma Financial Statements

The assumed accounting for the Lexmark Acquisition is based on provisional amounts, including estimates of the fair value of the assets and liabilities assumed on March 31, 2025 and have been prepared to illustrate the effect of the Lexmark Acquisition which closed on July 1, 2025. The preliminary allocation of the purchase price to the acquired assets and liabilities assumed is based upon the preliminary estimate of the fair values. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the Lexmark closing date. The final amounts allocated to assets acquired and liabilities assumed could differ materially from the amounts presented in the unaudited pro forma condensed combined financial information.

NOTE 4 – PRO FORMA ADJUSTMENTS

This note should be read in conjunction with Note 1—Basis of Presentation and Note 3—Purchase Price Allocation. The following summarizes the pro forma adjustments in connection with the ITsavvy and the Lexmark acquisitions to give effect to the transactions as if they had occurred on January 1, 2024 for purposes of the unaudited pro forma condensed combined statement of loss, and the Lexmark Acquisition on March 31, 2025 for purposes of the unaudited pro forma condensed combined balance sheet.

Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Reflects the adjustment to cash and cash equivalents:

(in millions)	March 31, 2025
Consideration transferred	$(868)	(i	)
Effective settlement of pre-existing relationships between Xerox and Lexmark	(59)	(ii	)
Estimated transaction costs	(20)	(iii	)
Estimated payments to certain employees resulting from transaction	(26)
Estimated prepayment of insurance costs	(6)	(iv	)
Seller commitment fee paid by Xerox	(6)
Cash transferred from escrow	490	(v	)

Total	$(495)

(i)	Refer to Note 3.
(ii)	Reflects the effective net settlement of receivables and payables related to the pre-existing relationship between Xerox and Lexmark.
(iii)

Estimated transaction costs consist of financial advisory fees and other professional fees of $27 which were incurred and paid by Xerox through the closing date of the Lexmark Acquisition, of which $3 were recorded in Accounts payable as of March 31, 2025 and $7 had been paid. See Notes 4(I) and 4(Q).

(iv)	Represents the payment made at the Lexmark closing date to obtain insurance policies in connection with the Lexmark Acquisition.
(v)	Refer to Note 4(C).

(B)	Reflects a net adjustment to increase the acquired inventory balance to its estimated fair value.

(C)

Reflects an adjustment of ($490) for the cash received from the Financing Transactions, which was initially placed into escrow and transferred to Xerox upon completion of the acquisition, as well as an adjustment of $6 to reflect a prepaid asset, which was paid by Xerox, related to the seller commitment fee associated with the assumed borrowings under a senior secured incremental term loan facility.

(D)

Reflects the preliminary acquisition accounting adjustment to step up and to reflect the acquired identifiable intangible assets at their estimated fair values and eliminate Lexmark’s historical intangible assets.

16	Pro Forma Financial Statements

The following table summarizes the estimated fair values of Lexmark’s identifiable intangible assets and the related pro forma transaction accounting adjustments:

(in millions)	March 31, 2025	Estimated Weighted Average Useful Life (in years)	Valuation Methodology Used
Customer relationships	$556	10 years	Multi-Period Excess Earnings Method
Developed technology	127	7 years	Relief-from-Royalty Method
Trade name	118	7 years	Relief-from-Royalty Method

Total preliminary fair value of acquired intangibles	801
Elimination of Lexmark’s historical intangible assets	(418)

Net pro forma transaction accounting adjustments to intangible assets, net	$383

(E) Reflects the preliminary acquisition accounting adjustment to record goodwill and eliminate Lexmark’s historical goodwill:

(in millions)	March 31, 2025
Fair value of consideration transferred in excess of preliminary fair value of assets acquired and liabilities assumed	$287 (i)
Elimination of Lexmark’s historical goodwill	(1,097)

Net pro forma transaction accounting adjustments to Goodwill, net	$(810)

(i)

Refer to the table in Note 3 for the calculation of the fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the acquisition consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Lexmark.

The pro forma adjustments related to Intangible assets, net and Goodwill, net are based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information.

(F)

Reflects the increase of $2 to net Deferred tax assets for the tax effect on insurance policies. The net deferred tax liabilities, which are reported in Other long-term liabilities, reflect $94 associated with the preliminary acquisition accounting adjustments relating to the step-up of Lexmark’s historical intangible assets and inventory to fair value, and an associated valuation allowance reduction of ($39), as well as the reclassification of Deferred tax assets of ($10) to deferred tax liabilities.

(G)

Other long-term assets reflects an adjustment of $60 to remeasure Lexmark’s operating lease right of use assets, and Other long-term liabilities includes an adjustment of $70 to remeasure Lexmark’s operating lease liabilities as of March 31, 2025, respectively. The remeasurements reflect Xerox’s estimate incremental borrowing rate of 7.70% for the three months ended March 31, 2025.

(H)	The following reflects the pro forma adjustments to Short-term debt and current portion of long-term debt and Long-term debt:

(in millions)	March 31, 2025
Adjustment to account for historical unamortized debt issuance costs	$3
Removal of the historical principal balance for Short-term and current portion of long-term debt	(149)

Net pro forma transaction accounting adjustments to Short-term and current portion of long-term debt	$(146)

Adjustment to account for historical unamortized debt issuance costs	$18
Removal of the historical principal balance for Long-term debt	(547)

Net pro forma transaction accounting adjustments to Long-term debt	$(529)

(I)

Reflects an adjustment to Accounts payable to record the settlement of the portion of transaction expenses related to the Lexmark acquisition incurred by Lexmark of ($2), as well as an additional ($3) of transaction expenses incurred by Xerox, which were recorded in Accounts payable as of March 31, 2025. Refer to Note 4(A).

17	Pro Forma Financial Statements

(J)	Reflects the removal of Lexmark’s historical equity balances.

(K)	The following reflects the pro forma adjustments to Retained earnings:

(in millions)	March 31, 2025
Estimated financial advisory and other professional fees and transaction-related compensation	$(52	) (i)
Add: Tax effect on insurance policies	2
Less: Portion of estimated fees accrued for and in Accounts payable	3

Net pro forma transaction accounting adjustments to Retained earnings	$(47)

(i)	See Note 4(A).

Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Loss

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of loss for the three months ended March 31, 2025 and the year ended December 31, 2024 are as follows. As the ITsavvy Acquisition was consummated on November 20, 2024, transaction accounting adjustments are included to give effect to this acquisition as if it occurred on January 1, 2024.

Transaction Accounting Adjustments Related to ITsavvy Acquisition

(L)	Represents an adjustment made to reflect share-based payment expense recorded by Xerox for restricted stock awards issued to certain employees in conjunction with the ITsavvy Acquisition.

(M)	The following reflects the adjustments to Amortization of intangible assets:

(in millions)	January 1, 2024 - November 19, 2024
Removal of ITsavvy’s historical intangible asset amortization	$(7)
Estimated amortization of acquired intangible assets	13	(i)

Net pro forma transaction accounting adjustments to Amortization of intangible assets	$6

(i)

Represents straight-line amortization of the estimated fair value of the intangible assets for customer relationships and a trade name over the estimated weighted average useful life of 10 years and one year, respectively.

(N)	Reflects the adjustments to Other expenses, net

(in millions)	January 1, 2024 - November 19, 2024
Removal of interest expense on ITsavvy debt not assumed by Xerox	$(8)
Imputed interest on the Notes issued by Xerox to the Seller	13

Net pro forma transaction accounting adjustments to Other expenses, net	$5

The secured promissory notes are non-interest bearing, however, Xerox recorded imputed interest using a 5.5% annual interest rate.

(O)

Represents the application of the estimated blended statutory income tax rate of 24.5% to the pro forma transaction accounting adjustments for the period January 1, 2024 to November 19, 2024, further adjusted for the valuation allowance required on certain deferred tax assets. Because the tax rates used for the unaudited pro forma combined financial information are estimated, the blended statutory rate will likely differ from the actual effective rate in periods subsequent to the ITsavvy Closing Date.

Transaction Accounting Adjustments Related to Lexmark Acquisition

(P)	Reflects the increase to Cost of sales by the inventory fair value adjustment reflected in Note 4(B), as the inventory is expected to be sold within one year of the Lexmark Acquisition Date.

(Q)

Represents adjustments made to Selling, administrative and general expenses to reflect the expense of $6 to obtain insurance policies in connection with the Lexmark Acquisition at the closing date and $17 of transactions costs, as well as ($3) to reflect the impact of conforming Lexmark’s defined benefit pension plan accounting policy to that of Xerox’s for the year ended December 31, 2024.

(R)	Reflects the removal of Lexmark’s historical goodwill impairment charge.

18	Pro Forma Financial Statements

(S)	Reflects the adjustments to Amortization of intangible assets as follows:

(in millions)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Removal of Lexmark’s historical intangible asset amortization	$(8)	$(31)
Estimated amortization of acquired intangible assets	23	91	(i)

Net pro forma transaction accounting adjustments to Amortization of intangible assets	$15	$60

(i)

Represents straight-line amortization of the estimated fair value of the intangible assets for customer relationships, developed technology, and trade name and trademarks over the estimated weighted average useful life of 10 years, 7 years and 7 years, respectively.

The amount of amortization expense recognized following the Lexmark closing date may differ significantly between periods based upon the final fair value assigned, the estimated weighted-average useful life assigned and the amortization methodology used for each identifiable intangible asset.

(T) Reflects the adjustments to Other expenses, net.

(in millions)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Removal of Lexmark’s historical interest expense related debt repaid at the Lexmark closing date	$(20)	$(85)
Removal of Lexmark’s historical debt issuance cost and amortization expense related to debt repaid at the Lexmark closing date	(3)	(10)
Loss on extinguishment of Lexmark’s historical debt which was repaid on the closing date	—	21

Net pro forma transaction accounting adjustments to Other expenses, net	$(23)	$(74)

(U)

Represents the application of the estimated blended statutory income tax rates to the pro forma transaction accounting adjustments, further adjusted for valuation allowance required on certain deferred tax assets. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended statutory rates will likely vary from the actual effective rates in periods subsequent to the closing date of the Acquisitions.

19	Pro Forma Financial Statements

NOTE 5 – INTERCOMPANY TRANSACTIONS

Transactions between Xerox and the Company primarily include sales of equipment and supplies. The unaudited pro forma condensed combined financial statements have been adjusted to eliminate transactions between Xerox and Lexmark, primarily consisting of Lexmark’s revenue and Xerox’s cost of sales.

Intercompany Elimination Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(in millions)	March 31, 2025
	Xerox	Lexmark	Total
Accounts receivable, net	$(3)	$(61)	$(64)
Inventories	(18)	—	(18	) (i)
Other current assets	—	(1)	(1	) (ii)

Total Assets Eliminated	$(21)	$(62)	$(83)

Accounts payable	$(61)	$(3)	$(64)
Accrued expenses and other current liabilities	(6)	—	(6)

Total Liabilities Eliminated	$(67)	$(3)	$(70)

Retained earnings	$—	$(13)	$(13	) (ii)

Total Equity Eliminated	$—	$(13)	$(13)

Total Liabilities and Equity Eliminated	$(67)	$(16)	$(83)

(i)	Represents the elimination of margin on intercompany inventory at March 31, 2025.
(ii)	Lexmark elimination is net of tax impact of $5.

Intercompany Elimination Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Loss

(in millions)	Three Months Ended March 31, 2025
	Xerox	Lexmark	Total
Sales	$(1)	$(48)	$(49)
Services, maintenance and rentals	(3)	—	(3)

Total Revenues Eliminated	$(4)	$(48)	$(52)

Cost of sales	$(48)	$(1)	$(49)
Cost of services, maintenance and rentals	—	(3)	(3)

Total Costs Eliminated	$(48)	$(4)	$(52)

(in millions)	Year Ended December 31, 2024
	Xerox	Lexmark	Total
Sales	$(7)	$(236)	$(243)
Services, maintenance and rentals	(14)	—	(14)

Total Revenues Eliminated	$(21)	$(236)	$(257)

Cost of sales	$(236)	$(7)	$(243)
Cost of services, maintenance and rentals	—	(14)	(14)

Total Costs Eliminated	$(236)	$(21)	$(257)

As disclosed in its financial statements, Lexmark had various transactions with Ninestar affiliates. As the Ninestar affiliates to which these transactions relate are not entities controlled by Xerox, these transactions have not been adjusted within the unaudited pro forma condensed combined financial statements.

20	Pro Forma Financial Statements

NOTE 6 – FINANCING TRANSACTIONS

The Financing Transactions bear interest at annual interest rates between 9.17% and 16.75% over terms ranging from 1 years to 6 years. For purposes of the unaudited pro forma condensed combined financial information, Xerox drew the full amount of the $400 Senior Secured First Lien Notes, $500 Senior Secured Second Lien Notes, the $250 Senior Unsecured Notes, and $125 of senior unsecured notes on or prior to the closing of the Lexmark Acquisition.

Unaudited Pro Forma Condensed Combined Balance Sheet

(A)	Reflects the following adjustments to Cash and cash equivalents:

(in millions)	March 31, 2025
Estimated borrowings from the Financing Transactions, net of deferred financing fees	$1,206	(i)
Estimated borrowings from the Financing Transactions placed into escrow until Lexmark close date	(490)
Cash paid as partial repayment of Xerox’s historical debt	(185	) (ii)
Cash paid for remainder of commitment fee	(4)

Net pro forma debt financing adjustments to Cash and cash equivalents	$527

(i)

Reflects the total proceeds from the borrowings from the Financing Transactions of $1,275, net of related deferred financing fees associated with the Financing Transactions of $46 and issue discounts of $23.

(ii)	Reflects the repayment or prepayment of the historical debt of Xerox as follows: 5.000% Senior Notes due 2025 of $90, and Term Loan B of $95.

(B)	Reflects the adjustments to remove the remaining commitment fees related to the Financing Transaction of ($4) at March 31, 2025.

(C)	Reflects $490 for the cash received from the financing transactions, which was placed into escrow and transferred to Xerox upon completion of the Lexmark Acquisition.

(D)	Reflects the tax effect on the warrant issued. See Note 6(I).

(E)	Reflects the partial repayment of Xerox’s 2025 Senior Unsecured Notes.

(F)	Reflects the following adjustments to Long-term debt:

(in millions)	March 31, 2025
Borrowing from Financing Transactions - Long-term debt	$1,275
Deferred financing fees	(46)
Partial prepayment of Xerox’s Term Loan B	(95)
Discount related to issued debt, including $11 related to warrants issued	$(34)

Net pro forma debt financing adjustments to Long-term debt	$1,100

(G)

Reflects an adjustment of $9 to Additional paid-in capital, to reflect the fair value of warrants issued of $11 to a lender to purchase approximately 2.2 million shares of Xerox Holding Corporation’s common stock, net of tax of ($2).

(H)	Reflects the adjustment to Retained earnings to reflect the expense related to the commitment fees associated with the Financing Transactions.

(I)

Reflects the adjustment to common shares issued related to a pre-funded warrant. The warrant was issued in connection with the issuance of the $250 principal amount of senior unsecured notes by Xerox Holdings Corporation. The shares underlying the warrant have been included for purposes of calculating earnings per share, and are considered to be outstanding Common Stock due to the nominal exercise price.

21	Pro Forma Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Loss

(J)

Reflects the adjustments made to Other expenses, net for the interest and amortization of the debt issuance costs associated with the estimated borrowings from the Financing Transactions. The interest rates used in calculating the pro forma adjustments for the Financing Transactions ranged between 9.17% and 16.75%, based on the most current prevailing rate. The costs incurred to secure the Financing Transactions are amortized on a straight-line basis over the five to six year terms of the respective commitments.

(in millions)	Three Months Ended March 31, 2025	Year Ended December 31, 2024
Removal of Xerox’s historical interest expense related to repaid debt and deferred financing fees	$(7)	$(16	) (i)
Expense related to Transaction Facility commitment fee	(18)	22
Addition of interest expense from the Financing Transactions	47	187
Addition of amortization expense of debt issuance costs from the Financing Transactions	4	15

Net pro forma transaction adjustments to Other expenses, net	$26	$208

(i)

The removal of Xerox’s historical debt issuance cost and amortization expense, as well as the extinguishment loss related to the debt repaid as a result of the Financing Transactions of $0 for the year ended December 31, 2024 and $3 for the three months ended March 31, 2025.

A hypothetical 12.5 basis points increase/decrease in the interest rate related to the debt that is not at a fixed contractual rate would result in an increase/decrease of approximately $0.1 in pro forma interest expense for the three months ended March 31, 2025 and $0.4 for the year ended December 31, 2024.

(K)

Represents the application of the estimated blended statutory income tax rates to the pro forma transaction accounting adjustments for the year ended December 31, 2024 and the three months ended March 31, 2025, further adjusted for valuation allowance required on certain deferred tax assets, for the year ended December 31, 2024. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended statutory rates will likely vary from the actual effective rate in periods subsequent to the Lexmark closing date.

(L)

Reflects the adjustment to common shares issued related to a pre-funded warrant. The warrant was issued in connection with the issuance of the $250 principal amount of senior unsecured notes by Xerox Holdings Corporation. The shares underlying the warrant have been included for purposes of calculating earnings per share.

22	Pro Forma Financial Statements